ISCO International Reports Financial Results for the Third Quarter 2007 and Investor Call

ELK GROVE VILLAGE, IL -- 10/25/2007 -- ISCO International, Inc. (AMEX: ISO), a leading supplier of RF management and interference-control solutions for the wireless telecommunications industry, today reported financial results for the third quarter 2007. The Company also announced an investor call.

Third Quarter Results

ISCO reported consolidated net revenues of $1.9 million for the three months ended September 30, 2007, reduced from the $6.4 million reported during the comparable period of 2006. Gross margins decreased to 37% from 40% for the same periods, primarily due to lower volume. The consolidated net loss was $1.8 million for the three months ended September 30, 2007, an increase of $1.6 million from the $0.2 million net loss during the same period of 2006.

For the nine month period ended September 30, 2007, ISCO reported consolidated net revenues of $6.3 million, down from the $11.2 million reported during the same period of 2006. Gross margins increased to approximately 42% from the 40% reported during the first nine months of 2006. Also, deferred software revenue was $0.3 million at September 30, 2007, an item that didn't exist at September 30, 2006. The consolidated net loss was $5.0 million for the nine months ended September 30, 2007, versus $3.1 million during the same period of 2006.

ISCO measures Cash Flow based on EBITDA (earnings before interest, taxes, depreciation and amortization), and adjusted for non-cash equity compensation expense, as an important non-GAAP measure of its performance. Please see the note on non-GAAP financial information attached.

"While we certainly had higher expectations for our Q3 financial results, and more in line with our record results of last year, the spending and structural changes in the US markets we serve continue to be extremely challenging, as is evident from the ongoing earnings disappointments being announced by several OEMs and after-market infrastructure providers," said John Thode, CEO of ISCO. "However, we have made significant progress in a number of areas including a sizeable order (nearly $1 million) expected to be delivered during the fourth quarter for a new model of the RF2 product family that is displacing an incumbent, the imminent completion of our digital adaptive interference management (AIM) platform and the subsequent commercial trials of a number of product derivatives, some with international entities." Added Thode, "We also announced the proposed merger with Clarity Communications which we believe affords us a distinctive competitive advantage to support sequential near term growth and address critical technology and know-how needs in our plan. Three years ago we developed an extremely compelling growth strategy and, with the Clarity merger, have succeeded in putting the last key pieces in place." The Company will further discuss these developments in the investor call.

Investor call

To participate in the call domestically, dial 1-800-374-0113. International callers should dial 1-706-758-9607. The conference name is "ISCO International Third Quarter 2007 Investor Call." The call will be replayed for 30 days at 1-800-642-1687 (or 1-706-645-9291 for international callers), with a pass code of 21069799.

Following opening comments, a short question and answer session will be held. Participants are asked to dial in 10 minutes prior to the beginning of the call. The call will be webcast live and then archived for 30 days. ISCO will provide a link to the call on its website (www.iscointl.com) for both the live and archived versions. A copy of the webcast link will be provided at www.iscointl.com and is copied below.

Webcast: http://www.b2i.us/external.asp?b=826&id=40905&from=du&L=e

Use of Non-GAAP Financial Information

To supplement our financial results presented in accordance with GAAP, we use the following non-GAAP financial measure: GAAP net income (loss) excluding non-cash charges for patent amortization, depreciation and other amortization, equity compensation, and accrued interest expense. We present this non-GAAP financial measure as a supplement in reporting our financial results to provide investors with an additional tool to evaluate our operating results. This non-GAAP financial measure should not be considered in isolation or as a substitute for comparable GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP.

Our management uses the above non-GAAP financial measure internally to understand, manage and evaluate our business, particularly on a cash flow basis. Our management believes this measure is useful for the Company and investors to review, as applicable, both GAAP information, which includes employee stock-based compensation expense for example, and the non-GAAP measure which excludes this item, in order to assess the performance of our core continuing businesses and for planning and forecasting in future periods. This non-GAAP measure is intended to provide investors with an understanding of our operational results and trends that more readily enables them to analyze our base financial and operating performance and facilitate period-to-period comparisons and analysis of operation trends. Our management believes this non-GAAP financial measure is useful to investors in allowing for greater transparency with respect to supplemental information used by management in its financial and operational decision-making. Management sets operating plans and is evaluated and measured on both net result as well as cash flow as typically measured by EBITDA (earnings before interest, taxes, depreciation and amortization), removing the non-cash impact of equity compensation expense, and thus uses this non-GAAP measure internally on a regular basis.

Non-GAAP Measurement Tables:

                                   Unaudited               Unaudited
                                3 months ended            3 months ended
                               September 30, 2007       September 30, 2006
($millions)
Net loss per GAAP                     ($1.8)                 ($0.2)

Non-cash Equity Compensation           $0.4                   $0.4
Depreciation and Amortization          $0.0                   $0.0
Accrued Interest                       $0.2                   $0.3
                                      ------                 ------

Net "Cash Flow" Result                ($1.2)                  $0.5
                                      ======                 ======

                                    Unaudited              Unaudited
                                9 months ended           9 months ended
                               September 30, 2007       September 30, 2006
($millions)
Net loss per GAAP                     ($5.0)                 ($3.1)

Non-cash Equity Compensation           $1.2                   $1.0
Depreciation and Amortization          $0.1                   $0.1
Accrued Interest                       $0.8                   $0.6
                                      ------                 ------

Net "Cash Flow" Result                ($2.9)                 ($1.4)
                                      ======                 ======

Safe Harbor Statement

Because the Company wants to provide investors with meaningful and useful information, this news release contains, and incorporates by reference, certain "forward-looking statements" that reflect the Company's current expectations regarding the future results of operations, performance and achievements of the Company. The Company has tried, wherever possible, to identify these forward-looking statements by using words such as "anticipates," "believes," "estimates," "looks," "expects," "plans," "intends" and similar expressions. These statements reflect the Company's current beliefs and are based on information currently available to it. Accordingly, these statements are subject to certain risks, uncertainties and contingencies, which could cause the Company's actual results, performance or achievements to differ materially from those expressed in, or implied by, such statements. These factors include, among others, the following: market acceptance of the Company's technology; the spending patterns of wireless network operators in connection with the build out of 2.5G and 3G wireless systems; the Company's ability to obtain financing in the future if necessary; the Company's history of net losses and the lack of assurance that the Company's earnings will be sufficient to cover fixed charges in the future; uncertainty about the Company's ability to compete effectively against better capitalized competitors and to withstand downturns in its business or the economy generally; continued downward pressure on the prices charged for the Company's products due to the competition of rival manufacturers of front-end systems for the wireless telecommunications market; the timing and receipt of customer orders; the Company's ability to attract and retain key personnel; the Company's ability to protect its intellectual property; the risks of foreign operations; the risks of legal proceedings; the ability of the Company to complete the proposed merger and successfully integrate the combined entity. A more complete description of these risks, uncertainties and assumptions is included in the Company's filings with the Securities and Exchange Commission, including those described under the heading "Risk Factors" in the Company's Annual Report on Form 10-K filed by the Company with the Securities and Exchange Commission. You should not place undue reliance on any forward-looking statements. The Company undertakes no obligation to release publicly the results of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date above or to reflect the occurrence of unanticipated events.

Additional Information and Where to Find It

In connection with the proposed merger and the debt restructuring, the Company intends to file with the SEC a proxy statement and other relevant materials. The final proxy statement will be mailed to Company stockholders. INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THE PROXY STATEMENT AND THE OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY, PROPOSED MERGER AND THE RESTRUCTURING. The proxy statement and other relevant materials (when they become available), and any other documents filed by the Company with the SEC, may be obtained free of charge at the SEC's web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents (when they are available) filed with the SEC by the Company by directing a request to ISCO International, Inc., 1001 Cambridge Drive, Elk Grove Village, IL 60007, Attn: Frank Cesario, Corporate Secretary.

Participants in the Proposed Merger and the Debt Restructuring

The Company and its executive officers and directors may be deemed to be participants in the solicitation of proxies from the Company stockholders in favor of the proposed merger and the debt restructuring. Information regarding the Company's directors and executive officers and their ownership of Company common stock is set forth in the Company's Annual Report on Form 10-K for the year ended December 31, 2006, which was filed with the SEC on March 30, 2007 and its proxy statement for the 2006 Annual Meeting of Stockholders, which was filed with the SEC on April 27, 2007. Investors and security holders may obtain more detailed information regarding the direct and indirect interests of ISCO and its executive officers and directors in the proposed merger and the debt restructuring by reading the proxy statement regarding the proposed merger and the debt restructuring when it becomes available.

Web site: http://www.iscointl.com

                                               Three Months Ended
                                          September 30,    September 30,
                                               2007            2006
                                          -------------    -------------
                                                    UNAUDITED
                                         (millions of dollars and shares;
                                              except per share data)

    Net sales                                  $1.9           $6.4
    Costs and expenses:
      Cost of sales                             1.2            3.8
      Research and development                  0.7            0.5
      Selling and marketing                     0.6            1.0
      General and administrative                1.0            1.1
                                             -------        -------
    Total costs and expenses                    3.5            6.4

    Operating income/(loss)                   $(1.6)          $0.0

    Other income (expense):
      Interest income                           0.0            0.1
      Interest expense                         (0.2)          (0.3)
                                             -------        -------
    Total other income (expense)              $(0.2)         $(0.2)

    Net loss                                  $(1.8)         $(0.2)

    Basic and diluted loss per common
     share                                   $(0.01)        $(0.00)

    Weighted average number of common
     shares outstanding                       200.2          186.1

                                                Nine Months Ended
                                           September 30,  September 30,
                                               2007           2006
                                          -------------   -------------
                                                    UNAUDITED
                                       (millions of dollars and shares;
                                            except per share data)

    Net sales                                  $6.3          $11.2
    Costs and expenses:
      Cost of sales                             3.6            6.7
      Research and development                  2.0            1.4
      Selling and marketing                     1.8            2.5
      General and administrative                3.2            3.2
                                             -------        -------

    Total costs and expenses                   10.6           13.8

    Operating loss                            $(4.3)         $(2.6)

    Other income (expense):
      Interest income                           0.1            0.1
      Interest expense                         (0.8)          (0.6)
                                             -------        -------
    Total other income (expense)              $(0.7)         $(0.5)

    Net loss                                  $(5.0)         $(3.1)

    Basic and diluted loss per common
     share                                   $(0.02)        $(0.02)

    Weighted average number of common
     shares outstanding                       193.4          184.7

Selected Balance Sheet Information:         (unaudited)
                                           September 30,   December 31,
                                               2007           2006
                                           -------------   ------------
                                         (millions of dollars and shares;
                                              except per share data)

    Cash and equivalents                       $2.8           $2.9
    Working Capital excl. Debt                 $7.0           $9.9
    Total Assets                              $22.5          $26.9
    Debt, short term and long term,
     including related accrued interest       $15.7          $16.4
    Stockholders' Equity                       $5.8           $8.2

Web site: http://www.iscointl.com

CONTACT:
Mr. Frank Cesario
PHONE: 847-391-9492
INTERNET: iscoir@iscointl.com